Exhibit 4.1
TENDER AND STOCKHOLDER SUPPORT AGREEMENT
          This TENDER AND STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated                     , is by and among SmithKline Beecham Corporation, a Pennsylvania corporation (“Parent”), Fountain Acquisition Corporation, a Delaware corporation and wholly-owned Subsidiary of Parent (“Purchaser”), and certain stockholders of Sirtris Pharmaceuticals, Inc., a Delaware corporation (the “Company”), set forth on Schedule A hereto (each a “Stockholder” and, collectively the “Stockholders”).
          WHEREAS, Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding Common Stock (as defined below) of the Company (the “Offer”) and the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);
          WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite the name of such Stockholder on Schedule A hereto (such shares of Common Stock, together with any other shares of Common Stock as to which such Stockholder acquires beneficial ownership after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Stockholder’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Covered Shares”); and
          WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
          SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and Purchaser, severally and not jointly, and solely as to itself and its Covered Shares, as follows:
               (a) The Stockholder (i) is the beneficial owner of, and has good and marketable title to, the Covered Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Covered Shares (collectively, “Encumbrances”) except for restrictions on transfer under the Securities Act of 1933, as amended, or Encumbrances arising hereunder; (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Covered Shares set forth on Schedule A hereto; and (iii) has the right to vote and dispose of and holds power to issue instructions with respect to the matters set forth in Sections 3, 4, 5 and 6 hereof, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement with respect to all of such Stockholder’s Covered Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.
               (b) In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.
               (c) The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. To the extent applicable, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
               (d) Neither the execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of such Stockholder’s obligations hereunder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a material violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) to the extent applicable, any provisions of the organizational documents of the Stockholder or (B) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder’s Covered Shares are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order or decree or any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement applicable to such Stockholder or any of such Stockholder’s Covered Shares (other than filings required pursuant to Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder).
          SECTION 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

               (a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each of Parent and Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.
               (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
               (c) Neither the execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their obligations hereunder nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (i) result in a material violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of Parent or Purchaser or (B) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which such Parent or Purchaser is a party or by which Parent or Purchaser or their assets are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order or decree or any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement applicable to Parent or Purchaser or their assets (other than filings required pursuant to Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder).
          SECTION 3. Tender of the Covered Shares. Unless this Agreement shall have been terminated in accordance with its terms, and subject to Section 5, each Stockholder hereby agrees that it shall (i) tender its Covered Shares or cause to be tendered (and deliver any certificates evidencing such Covered Shares or an appropriate affidavit of lost certificate with respect thereto to the extent any of such certificates have been lost, misplaced or destroyed), into the Offer promptly following the date the Offer is commenced, and in any event no later than five (5) Business Days prior to the Expiration Date of the Offer, free and clear of all Encumbrances and (ii) not withdraw or cause to be withdrawn, its Covered Shares from the Offer at any time. If a Stockholder acquires Covered Shares after the date hereof, such Stockholder shall (A) tender, or cause to be tendered, such Covered Shares into the Offer on or before the fifth (5th) Business Day prior to the Expiration Date or, if later, on or before the second (2nd) Business Day after such acquisition but in any event prior to the Expiration Date, and (B) not withdraw, or cause to be withdrawn, such Covered Shares from the Offer at any time.
          SECTION 4. Option.
               (a) On the terms and subject to the conditions set forth herein, each Stockholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of such Stockholder in and to such Stockholder’s Covered Shares at a price equal to the Offer Price. Parent may exercise an Option in whole, but not in part, if, but only if, (i) Purchaser has acquired shares of Common Stock pursuant to the Offer and (ii) such Stockholder shall have failed to tender into the Offer any Covered Shares or shall have withdrawn the tender of any Covered Shares into the Offer. Parent may exercise an Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.
               (b) In the event that Parent is entitled to and wishes to exercise an Option, Parent shall send a written notice to the relevant Stockholder(s) specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of an Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of an Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.
               (c) At the closing of the purchase of a Stockholder’s Covered Shares pursuant to exercise of an Option, simultaneously with the payment by the Parent of the purchase price for a Stockholder’s Covered Shares, such Stockholder shall deliver, or cause to be delivered, to the Purchaser certificates representing such Covered Shares duly endorsed to the Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all Encumbrances.
               (d) Parent, Purchaser or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 4 to a holder of Covered Shares such amounts as are required to be withheld under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Covered Shares in respect of which such deduction and withholding was made.
          SECTION 5. Transfer of the Covered Shares; Other Actions.
               (a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Sections 3, 4 or 7 hereof), each Stockholder shall not: (i) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing (“Transfer”), any Covered Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of Covered Shares; (iii) grant any proxy or power-of-attorney with respect to any of the Covered Shares; (iv) deposit any of the Covered Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Covered Shares; or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding the foregoing, the preceding sentence shall not prohibit a Transfer of Covered Shares by Stockholder: (A) if Stockholder is an individual, to any member of Stockholder’s immediate family, or to a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family or established for charitable purposes, or upon the death of Stockholder, or (B) if Stockholder is a partnership, limited liability company or trust, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder or to any trustee or beneficiary of the trust, provided that any Transfer permitted pursuant to (A) or (B) above shall be permitted only if, as a precondition to such transfer, the transferee of such Covered Shares agrees in writing with Parent and Purchaser to be bound by the terms and conditions of this Agreement.
          SECTION 6. Covenant to Vote; Irrevocable Proxy.
               (a) Prior to termination of this Agreement in accordance with its terms, each Stockholder hereby agrees to vote all Covered Shares as to which the Stockholder has sole or share voting power (the “Vote Shares”), or to provide a written consent in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the Merger (including adoption of the Merger Agreement) and/or (ii) against any action or agreement which would impede, delay or interfere with, or prevent, the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other Acquisition Proposal proposed by a third party.
               (b) In furtherance of the agreements herein and until the termination of this Agreement in accordance with its terms, each Stockholder hereby irrevocably grants to, and appoints, Parent and any person or persons designated in writing by Parent, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all Vote Shares, or grant a consent or approval in respect of such Vote Shares, or execute and deliver a proxy to vote such Vote Shares, (i) in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger and (ii) against any Acquisition Proposal proposed by a third party or any other matter referred to in clause (a) of Section 6 hereof.
               (c) Each Stockholder represents and warrants to Parent that any proxies heretofore given by it in respect of Covered Shares are not irrevocable, and that any such proxies are hereby revoked, and agrees to communicate in writing notice of revocation of such proxies to the relevant proxy holders.
               (d) Each Stockholder hereby affirms that the irrevocable proxy set forth in Section 6(b) is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL until the termination of this Agreement in accordance with its terms.

          SECTION 7. Non-Solicitation. Each Stockholder shall not and shall not authorize or permit its representatives to directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such Acquisition Proposal, or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement in principle requiring the Stockholder (whether or not subject to conditions) to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.
          SECTION 8. Further Assurances. Each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions of this Agreement.
          SECTION 9. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date and time the Merger Agreement is validly terminated in accordance with its terms, (b) the Effective Time and (c) with respect to any Stockholder, such date and time as any amendment or change to the Merger Agreement or the Offer that decreases the Offer Price below $22.50 is effected without the consent of such Stockholder. Termination of this Agreement shall not relieve any party from liability for any breach hereof prior to such termination. Section 11 and Section 13 shall survive any termination of this Agreement.
          SECTION 10. Waiver of Appraisal and Dissenter’s Rights. Each Stockholder waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights with respect to the Merger or other transactions contemplated by the Merger Agreement that the Stockholder may have with respect to the Stockholder’s Covered Shares pursuant to applicable law.
          SECTION 11. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
          SECTION 12. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Covered Shares).
          SECTION 13. Stockholder Capacity. It is understood that the Stockholder enters into this Agreement solely in such Stockholder’s capacity as a stockholder of the Company. Nothing herein shall be construed as preventing a Stockholder, or a director, officer or employee of a Stockholder or Affiliate of a Stockholder, who is an officer or director of the Company from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Stockholder, or director, officer or employee of a Stockholder or Affiliate of a Stockholder, acting solely in his or her capacity as an officer or director of the Company), but nothing in this Section 13 is intended to modify any of the rights or obligations under the Merger Agreement.
          SECTION 14. Miscellaneous.
               (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as FedEx (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to any of the Stockholders, at the address set forth opposite the name of such Stockholder on the signature page hereto:
with a copy to:
Sirtris Pharmaceuticals, Inc.
200 Technology Square
Cambridge, MA 02139
Attention: Garen Bohlin, Chief Operating Officer
Facsimile: 617-252-6924
and a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Marc A. Rubenstein, Esq.
Facsimile: 617-951-7050
and
If to Parent or Purchaser, to:
SmithKline Beecham Corporation
200 N. 16th Street (FP2355)
Philadelphia, PA 19102
Attention: Carol G. Ashe
Facsimile: 215-751-5349

with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Victor I. Lewkow, Esq.
Facsimile: 212-225-3999
               (b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
               (c) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective with respect to a Stockholder when a counterpart hereof shall have been signed by each of Parent, Purchaser and such Stockholder and delivered to the other such parties.
               (d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.
               (e) Governing Law.
               (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would result in the application of law of any other state.
               (ii) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware.
               (iii) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS, INCLUDING THE OFFER AND MERGER, CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(e)(iii).
               (f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
               (g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement shall be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
               (h) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.
               (i) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

               (j) Option Exercises. Nothing in this Agreement shall require a Stockholder to exercise any option or warrant to purchase shares of Common Stock of the Company.
[Signature page follows]

          IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

SMITHKLINE BEECHAM CORPORATION
By
Name:
Title:

FOUNTAIN ACQUISITION CORPORATION
By
Name:
Title:

A-1

Stockholder

SCHEDULE A

Name and Address	Covered Shares

TOTAL